EXHIBIT 21.1
SUBSIDIARIES OF THE REGISTRANT

Jurisdiction
of Incorporation
Subsidiaries	Or Organization
1. Abercrombie & Fitch Holding Corp. (a)	Delaware
2. Abercrombie & Fitch Fulfillment Co. (b)	Ohio
3. Abercrombie & Fitch Distribution Co. (b)	Ohio
4. Abercrombie & Fitch Management Co. (b)	Delaware
5. A&F Trademark, Inc. (c)	Delaware
6. Abercrombie & Fitch Stores, Inc. (c)	Ohio
7. Hollister Co. (c)	Delaware
8. Abercrombie & Fitch International, Inc. (c)	Delaware
9. Fan Company, LLC (c)	Ohio
10. Canoe, LLC (c)	Ohio
11. Crombie, LLC (c)	Ohio
12. DFZ, LLC (c)	Ohio
13. JMH Trademark, Inc. (d)	Delaware
14. JM Hollister, LLC (e)	Ohio
15. Ruehl No. 925, LLC (e)	Ohio
16. Gilly Hicks LLC (e)	Ohio
17. Abercrombie & Fitch Europe SA (f)	Switzerland
18. Abercrombie & Fitch Japan KK (f)	Japan
19. Abercrombie & Fitch Hong Kong Limited (f)	Hong Kong
20. A&F Canada Holding Co (f)	Delaware
21. Abercrombie & Fitch Trading Co. (g)	Ohio
22. AFH Canada Stores Co. (h)	Nova Scotia
23. Abercrombie & Fitch Italia SRL (i)	Italy
24. Abercrombie & Fitch (UK) Limited (i)	United Kingdom
25. Hollister Co. (UK) Ltd. (i)	United Kingdom
26. Abercrombie & Fitch (France) SAS (i)	France
27. Abercrombie & Fitch (Denmark) ApS (i)	Denmark
28. Abercrombie & Fitch Procurement Services, LLC (j)	Ohio
29. Abercrombie & Fitch Design Limited (j)	United Kingdom
(a) Wholly-owned subsidiary of Abercrombie & Fitch Co., the registrant
(b) Wholly-owned subsidiary of Abercrombie & Fitch Holding Corporation
(c) Wholly-owned subsidiary of Abercrombie & Fitch Management Co.
(d) Wholly-owned subsidiary of A&F Trademark, Inc.
(e) Wholly-owned subsidiary of Abercrombie & Fitch Stores, Inc.
(f) Wholly-owned subsidiary of Abercrombie & Fitch International, Inc.
(g) Wholly-owned subsidiary of J.M.H. Trademark, Inc.
(h) Wholly-owned subsidiary of A&F Canada Holding Co.
(i) Wholly-owned subsidiary of Abercrombie & Fitch Europe SA
(j) Wholly-owned subsidiary of Abercrombie & Fitch Trading Co.